Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS SECOND-QUARTER 2011 FINANCIAL RESULTS

Iowa City, Iowa, July 28, 2011 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and six months ended June 30, 2011.
Net income for the second quarter of 2011 rose to $3.2 million, compared with $2.6 million for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders rose to $3.0 million, or $0.35 per diluted share, compared with net income available to common shareholders of $2.4 million, or $0.27 per diluted share, in the second quarter of 2010.
Net income for the second quarter was higher than in the same period in 2010 primarily due to:
•a 40.0% decrease in the provision for loan losses; and

•	a 3.4% decrease in noninterest expense, highlighted by a 49.5% decrease in FDIC Insurance expense.
President and Chief Executive Officer Charles N. Funk stated, "Several factors underscore our solid second quarter performance.  Quarter-end loans in the bank portfolio are more than $20 million higher than at year-end 2010, and we've worked diligently to find good lending opportunities in our geographic footprint.  Our deposits have risen as well, particularly in the 'core' deposit category. Additionally, expense control continues to be a focus of each MidWestOne team member, indicative of our 'work as one team' operating principle."
Net income for the first half of 2011 was $6.1 million, which is a $1.5 million, or 33.0% increase compared to the $4.6 million of net income for the first six months of 2010. Earnings per diluted share of $0.66 and $0.48 for the comparative year-to-date periods are based on net income available to common shareholders of $5.7 million and $4.2 million, respectively. The increase in net income was due primarily to lower provision for loan loss expense and decreased noninterest expense.
Results of Operations
Net interest income for the second quarter of 2011 improved $0.1 million, or 0.7%, from $12.2 million for the second quarter of 2010. Loan interest income decreased $0.8 million, or 5.7%, to $13.0 million for the second quarter of 2011, compared to $13.8 million for the second quarter of 2010. Income from loan pool participations decreased to $0.4 million for the second quarter of 2011, compared to $0.9 million for the same period a year ago on a much lower level of investment. The continuing low interest rate environment's impact on loan yields and interest income on loan pool participations was greater than the beneficial effect of low interest rates on the Company's interest expense.
Net interest income for the first six months of 2011 decreased $0.1 million to $23.8 million compared with the six months ended June 30, 2010. The continuing low interest rate environment's impact on loan yields and interest income on loan pool participations offset the beneficial effect of low interest rates on the Company's interest expense, despite an increase in income on investment securities of $1.0 million. Loan interest income decreased $1.7 million, or 6.1%, to $25.8 million for the first six months of 2011, compared to $27.5 million for the first six months of 2010. Income from loan pool participations decreased to $0.8 million for the first half of 2011, compared to $1.8 million for the same period a year ago on a much lower level of investment. Total interest expense for the first half of 2011 decreased $1.6 million, or 13.4%, compared with the same period in 2010.
The net interest margin for the second quarter of 2011, calculated on a fully tax-equivalent basis, was 3.33% or 15 basis points lower than the 3.48% net interest margin for the second quarter of 2010. For the first six months of 2011, the net interest margin was 3.32%, down 17 basis points from 3.49% for the same period the year before.
The provision for loan losses for the second quarter of 2011 was $0.9 million, a decrease of $0.6 million, or 40.0%, from $1.5 million in the second quarter of 2010. The provision for loan losses for the 2011 first half was $1.8 million, compared with $3.0 million for the same period in 2010. The Company continued to increase its loan loss allowance in the second quarter by maintaining a provision for loan losses that was greater than its net charge-off activity.
Noninterest income for the quarter declined to $3.3 million, down $0.2 million, or 6.8%, from $3.5 million in the second quarter of 2010, primarily due to decreased net gains on the sale of available for sale securities combined with lower mortgage origination and loan servicing fees. Net gains on the sale of securities available for sale for the second quarter of 2011 were $0.1 million, a decrease of 63.5% from the same period last year. Mortgage origination and loan servicing fees were $0.4 million for the second quarter of 2011, down 27.2% from $0.5 million for the same period last year. The decrease in mortgage origination and loan servicing fees was attributable to lower refinancing activity in single family residential loans during the second quarter of 2011 compared to the same period of 2010. These declines were partially offset by increased other service charges, commissions and fees of $0.1 million, or 17.5%, to $0.7 million for the second quarter of 2011, compared with $0.6 million for the same period of 2010.
For the first half of 2011, noninterest income rose to $7.1 million, an increase of $0.3 million, or 4.4%, from $6.8 million during the same period in 2010. The primary reason for this increase was the rise in mortgage origination and loan servicing fees to $1.3 million for the first six months of 2011 from $1.0 million for the same period of 2010, combined with increased other service charges, commissions and fees of $1.4 million in the first half of 2011, which was an increase of $0.2 million from $1.2 million recognized for year-to-date 2010. These improvements were partially offset by lower net gains on the sale of securities available for sale of $0.1 million in the first six months of 2011, down $0.4 million, or 81.9%, from $0.5 million for the comparable period in 2010.
Second quarter noninterest expense was $10.3 million, a decrease of $0.4 million, or 3.4%, from the $10.7 million for the second quarter of 2010. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees, data processing expense, and other operating expenses. The primary reasons for the decrease in noninterest expense were a decrease in FDIC insurance expense to $0.4 million for the second quarter of 2011 from $0.7 million in the second quarter of 2010, and a decrease in net occupancy and equipment expense to $1.5 million for the second quarter of 2011 from $1.6 million for the same period of 2010. The decrease in FDIC insurance expense was primarily due to the lower assessment rates, while the reduced net occupancy and equipment expenses were the result of management's cost control and efficiency efforts, notably the closing of three branches in late 2010. All remaining noninterest expense categories showed slight increases.
For the first six months of 2011, all noninterest expense categories decreased compared with the same period of 2010, with the exception of small increases in salaries and employee benefits and data processing expenses. Most notably, first half 2011 FDIC insurance expense declined $0.4 million to $1.0 million compared with $1.4 million, and net occupancy and equipment expense decreased to $3.1 million from $3.4 million, both compared to the first six months of 2010.
Income tax expense was $1.1 million for the second quarter compared with $0.9 million for the same period in 2010, and was $2.1 million for the six months ended June 30, 2011 compared to $1.4 million for the same period in 2010. The higher provision for both the three and six months was primarily due to increased income for both periods.
Balance Sheet and Asset Quality
Total assets rose to $1.65 billion at June 30, 2011 from $1.58 billion at December 31, 2010, resulting primarily from increased investment in securities, cash and cash equivalents and bank loans, partially offset by a decrease in loan pool participation balances. The asset growth was funded by an increase in deposit balances and Federal Home Loan Bank borrowings, partially offset by a decrease in repurchase agreements. Total deposits at June 30, 2011 rose to $1.26 billion, an increase of $37.0 million, or 3.0%, from December 31, 2010, and FHLB advances increased $17.8 million to $145.0 million at June 30, 2011, from $127.2 million at December 31, 2010.

Total bank loans (excluding loan pool participations and loans held for sale) were $20.2 million higher at $958.2 million at June 30, 2011, compared with $938.0 million as of December 31, 2010. This was primarily due to an increase in commercial and financial and other commercial real estate (not construction, farmland or multifamily) loans, partially offset by decreases in farmland and agricultural loans. At the end of the second quarter of 2011, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 8% was construction, 7% farmland, and 4% multifamily. Commercial and financial loans was the next largest category at 24%, followed by residential real estate loans at 24%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming loans increased from December 31, 2010, although this asset class did show a decline of $1.6 million from March 31, 2011. Specifically, nonperforming loans were $21.8 million at June 30, 2011, or 2.28% of total bank loans, compared with $19.8 million at December 31, 2010, or 2.11% of total bank loans. This increase is primarily attributable to one construction and development loan and two commercial real estate loans with combined balances of $2.2 million having been added to nonaccrual loans during the period. At June 30, 2011, nonperforming loans consisted of $14.9 million in nonaccrual loans, $6.0 million in troubled debt restructures and $0.9 million in loans past due 90 days or more and still accruing. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.6 million at June 30, 2011, compared with $10.5 million at December 31, 2010. While nonperforming loan levels increased during the first six months of 2011, the increase has been primarily in credits that the Company's management had already identified as weak. At June 30, 2011, other real estate owned (not included in nonperforming loans) was $3.4 million, a decrease of $0.4 million from December 31, 2010.
Mr. Funk continued, "At June 30, our nonperforming loans decreased from the end of the first quarter levels, as almost all of our large nonperforming loans had already been identified as weak. Additionally, we are appreciative of the continued good work being done by our commercial bankers and by our loan review staff, which has resulted in an annualized net charge-off ratio of 0.29% in the bank loan portfolio. We continue to provide more to our loan loss reserve than we charge off."
As of June 30, 2011, the allowance for bank loan losses was $15.6 million, or 1.63% of total bank loans, compared with $15.2 million, or 1.62% of total bank loans at December 31, 2010. The allowance for loan losses represented 71.56% of nonperforming loans at June 30, 2011, compared with 76.67% of nonperforming loans at December 31, 2010. Due to the early identification of potential problem loans, the decline in the ratio of the allowance for loan losses to nonperforming loans was not unexpected. The bank had net loan charge-offs of $1.4 million in the first six months of 2011, or an annualized 0.29% of average bank loans outstanding.
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $58.8 million at June 30, 2011, down from $68.0 million at December 31, 2010, and $79.0 million at the end of the second quarter last year. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 2.83% for the second quarter of 2011, down from 4.47% for the second quarter of 2010. Yields were 2.49% and 4.40% for the first six months of 2011 and 2010, respectively. The net yield was lower in the second quarter of 2011 due to an increase in the level of charge-offs and decreased payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 81.0% as of June 30, 2011, compared with 82.5% as of December 31, 2010.
Investment securities totaled $503.7 million at June 30, 2011, or 30.6% of total assets, up from $466.0 million, or 29.5% of total assets, as of December 31, 2010. A total of $501.2 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (13.6%), mortgage-backed securities (44.9%), and obligations of states and political subdivisions (39.8%).
Capital Adequacy
Total shareholders' equity (including $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $168.6 million as of June 30, 2011. As announced, on July 6, 2011, the Company completed redemption of the 16,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury in conjunction with MidWestOne's participation in the Capital Purchase Program for $16.1 million, consisting of $16.0 million of principal and $0.1 million of accrued and unpaid dividends. On July 27, 2011, the Company announced that it had repurchased for $1.0 million the common stock warrant issued to the U.S. Treasury as part of the Capital Purchase Program. The warrant had allowed Treasury to purchase 198,675 shares of MidWestOne common stock at $12.08 per share. Total shareholders' equity to total assets ratio was 10.25% at June 30, 2011, compared with 10.02% at December 31, 2010. The tangible common equity to tangible assets ratio was 8.69% at June 30, 2011, compared with 8.37% at December 31, 2010. Tangible common equity per share was $16.47 at June 30, 2011, up from $15.27 per share at December 31, 2010. This increase was primarily attributable to net income of $6.1 million for the six months of 2011, less the $0.4 million of dividends paid during the same period on the senior preferred stock issued to the U.S. Treasury.
Quarterly Cash Dividend Declared
On July 26, 2011, the Company's board of directors declared a third quarter cash dividend of $0.06 per common share, which is a $0.01 increase from the dividend paid in each of the first two quarters of 2011. The dividend is payable September 15, 2011, to shareholders of record at the close of business on September 1, 2011. At this quarterly rate, the indicated annual cash dividend is equal to $0.24 per common share.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:
Certain non-GAAP ratios are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, Tier 1 capital to average assets, and tangible common equity to tangible assets ratios. Management believes these ratios provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
	2011	2011	2010	2010
(in thousands)
Tangible Common Equity
Total shareholders' equity	$168,637	$161,315	$158,466	$157,387
Less: Preferred equity	(15,802)	(15,784)	(15,767)	(15,733)
Goodwill and intangibles	(10,795)	(11,019)	(11,243)	(11,761)
Tangible common equity	$142,040	$134,512	$131,456	$129,893
Tangible Assets
Total assets	$1,645,373	$1,618,231	$1,581,259	$1,563,548
Less: Goodwill and intangibles	(10,795)	(11,019)	(11,243)	(11,761)
Tangible assets	$1,634,578	$1,607,212	$1,570,016	$1,551,787
Tangible common equity/tangible assets	8.69%	8.37%	8.37%	8.37%

Tier 1 Capital
Total shareholders' equity	168,637	161,315	158,466	157,387
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(3,329)	1,330	1,826	(3,259)
Less: Disallowed goodwill and intangibles	(10,911)	(11,138)	(11,327)	(11,795)
Tier 1 Capital	169,861	166,971	164,429	157,797
Average Assets
Quarterly average assets	1,626,544	1,589,542	1,584,616	1,561,819
Less: Disallowed goodwill and intangibles	(10,911)	(11,138)	(11,327)	(11,795)
Average Assets	1,615,633	1,578,404	1,573,289	1,550,024
Tier 1 capital/average assets	10.51%	10.58%	10.45%	10.18%

	Three Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Three Months Ended June 30,	Six Months Ended June 30,
	2011	2011	2010	2010	2010
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$12,237	$12,237	$47,865	$12,156	$23,923
Plus tax equivalent adjustment:
Loans	83	166	324	80	165
Securities	434	966	2,038	508	1,041
Tax equivalent interest income (1)	$12,754	$13,369	$50,227	$12,744	$25,129
Average interest earning assets	$1,536,781	$1,516,219	$1,466,265	$1,470,039	$1,452,093
Net interest margin	3.33%	3.32%	3.43%	3.48%	3.49%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate', “forecast”, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$23,193	$13,720
Interest-bearing deposits in banks	18,153	6,077
Federal funds sold	419	726
Cash and cash equivalents	41,765	20,523
Investment securities:
Available for sale	501,211	461,954
Held to maturity (fair value of $2,502 as of June 30, 2011 and $4,086 as of December 31, 2010)	2,493	4,032
Loans held for sale	312	702
Loans	958,199	938,035
Allowance for loan losses	(15,603)	(15,167)
Net loans	942,596	922,868
Loan pool participations, net	56,664	65,871
Premises and equipment, net	25,472	26,518
Accrued interest receivable	9,199	10,648
Other intangible assets, net	10,695	11,143
Bank-owned life insurance	27,227	26,772
Other real estate owned	3,418	3,850
Deferred income taxes	3,370	6,430
Other assets	20,951	19,948
Total assets	$1,645,373	$1,581,259
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$153,617	$129,978
Interest-bearing checking	461,197	442,878
Savings	77,329	74,826
Certificates of deposit under $100,000	369,023	380,082
Certificates of deposit $100,000 and over	195,121	191,564
Total deposits	1,256,287	1,219,328
Securities sold under agreements to repurchase	48,189	50,194
Federal Home Loan Bank borrowings	144,961	127,200
Deferred compensation liability	3,681	3,712
Long-term debt	15,464	15,464
Accrued interest payable	1,777	1,872
Other liabilities	6,377	5,023
Total liabilities	1,476,736	1,422,793

Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000 shares; issued 16,000 shares as of June 30, 2011 and December 31, 2010	$15,802	$15,767
Common stock, $1 par value; authorized 15,000,000 shares at June 30, 2011 and December 31, 2010; issued 8,690,398 shares at June 30, 2011 and December 31, 2010; outstanding 8,628,221 shares at June 30, 2011 and 8,614,790 shares at December 31, 2010	8,690	8,690
Additional paid-in capital	81,232	81,268
Treasury stock at cost, 62,177 shares as of June 30, 2011 and 75,608 shares at December 31, 2010	(865)	(1,052)
Retained earnings	60,449	55,619
Accumulated other comprehensive income (loss)	3,329	(1,826)
Total shareholders' equity	168,637	158,466
Total liabilities and shareholders' equity	$1,645,373	$1,581,259

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$12,976	$13,761	$25,776	$27,465
Interest and discount on loan pool participations	436	909	790	1,808
Interest on bank deposits	8	17	16	27
Interest on federal funds sold	1	4	1	4
Interest on investment securities:
Taxable securities	2,866	2,445	5,554	4,670
Tax-exempt securities	1,072	986	2,107	1,976
Total interest income	17,359	18,122	34,244	35,950

Interest expense:
Interest on deposits:
Interest-bearing checking	994	1,133	2,002	2,203
Savings	58	43	117	79
Certificates of deposit under $100,000	2,120	2,455	4,307	4,998
Certificates of deposit $100,000 and over	839	918	1,687	1,885
Total interest expense on deposits	4,011	4,549	8,113	9,165
Interest on federal funds purchased	3	1	3	2
Interest on securities sold under agreements to repurchase	67	70	141	146
Interest on Federal Home Loan Bank borrowings	868	1,183	1,813	2,390
Interest on notes payable	10	11	20	24
Interest on long-term debt	163	152	325	300
Total interest expense	5,122	5,966	10,415	12,027
Net interest income	12,237	12,156	23,829	23,923
Provision for loan losses	900	1,500	1,800	3,000
Net interest income after provision for loan losses	11,337	10,656	22,029	20,923

Noninterest income:
Trust, investment, and insurance fees	1,156	1,214	2,429	2,448
Service charges and fees on deposit accounts	955	1,034	1,806	1,898
Mortgage origination and loan servicing fees	382	525	1,259	1,025
Other service charges, commissions and fees	677	576	1,356	1,160
Bank-owned life insurance income	225	147	454	314
Impairment losses on investment securities	—	—	—	(189)
Gain on sale of available for sale securities	85	233	85	470
Loss on sale of premises and equipment	(195)	(204)	(243)	(281)
Total noninterest income	3,285	3,525	7,146	6,845

Noninterest expense:
Salaries and employee benefits	5,739	5,691	11,609	11,481
Net occupancy and equipment expense	1,498	1,630	3,115	3,406
Professional fees	688	659	1,365	1,408
Data processing expense	426	414	876	871
FDIC Insurance expense	356	705	953	1,397
Other operating expense	1,588	1,563	3,011	3,147
Total noninterest expense	10,295	10,662	20,929	21,710
Income before income tax expense	4,327	3,519	8,246	6,058
Income tax expense	1,104	914	2,118	1,449
Net income	$3,223	$2,605	$6,128	$4,609
Less: Preferred stock dividends and discount accretion	$218	$217	$435	$434
Net income available to common shareholders	$3,005	$2,388	$5,693	$4,175

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$19.54	$18.70	18.39	$18.27
Tangible common equity per share	16.47	15.61	15.27	15.09
Financial Ratios:
Tangible common equity/tangible assets	8.69%	8.37%	8.37%	8.37%
Total shareholders' equity/total assets	10.25%	9.97%	10.02%	10.07%
Tier 1 capital/average assets	10.51%	10.58%	10.45%	10.18%
Total bank loans/total deposits	76.27%	74.30%	76.93%	79.98%
Total loans + loan pools/total deposits	80.95%	79.39%	82.51%	86.59%
Asset Quality
Gross bank loans	$958,199	$938,523	938,035	$956,187
Allowance for bank loan losses	15,603	15,398	15,167	14,823
Net charge-offs (YTD)	1,364	669	4,740	2,134
Bank loans past due 30 - 89 days	7,645	7,038	10,482	8,947
Other real estate owned	3,418	3,874	3,850	2,634
Non-performing bank loans
Non-accrual loans	$14,902	$14,531	12,405	$10,525
Restructured loans	6,009	6,661	5,797	6,409
Loans 90+ days past due	894	2,244	1,579	2,954
Total non-performing bank loans	21,805	23,436	19,781	19,888

Gross loan pools	$58,798	$64,341	68,005	$79,023
Allowance for loan pool losses	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.29%	0.29%	0.50%	0.45%
Nonperforming bank loans/total bank loans	2.28%	2.50%	2.11%	2.08%
Nonperforming bank loans + other real estate/total assets	1.53%	1.69%	1.49%	1.44%
Allowance for bank loan losses/total bank loans	1.63%	1.64%	1.62%	1.55%
Allowance for loan pool losses/total loan pools	3.63%	3.32%	3.14%	2.70%
Allowance for bank loan losses/nonperforming bank loans	71.56%	65.70%	76.67%	74.53%

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2011	2010	2010
Per share data:
Ending number of shares outstanding	8,628,221	8,612,582	8,628,221	8,612,582	8,614,790
Average number of shares outstanding	8,627,810	8,612,582	8,624,782	8,610,231	8,612,117
Diluted average number of shares	8,674,558	8,643,233	8,678,787	8,628,756	8,637,713
Earnings per common share - basic	$0.35	$0.27	$0.66	$0.48	$1.08
Earnings per common share - diluted	0.35	0.27	0.66	0.48	1.07
Dividends paid per common share	0.05	0.05	0.10	0.10	0.20
Performance Ratios:
Return on average assets	0.79%	0.67%	0.77%	0.60%	0.65%
Return on average shareholders' equity	7.90%	6.74%	7.66%	6.04%	6.44%
Return on average tangible common equity	8.81%	7.52%	8.54%	6.67%	7.14%
Net interest margin (FTE)	3.33%	3.48%	3.32%	3.49%	3.43%
Efficiency Ratio*	64.19%	65.54%	68.28%	78.31%	66.46%
Average Balances:
Total bank loans	$949,318	$957,302	$939,338	$958,429	$955,562
Total loan pools	61,885	81,499	64,104	82,876	78,150
Interest-earning assets	1,536,781	1,470,039	1,516,219	1,452,093	1,466,265
Total assets	1,626,544	1,561,819	1,608,126	1,544,560	1,559,035
Interest-bearing deposits	1,113,475	1,064,900	1,105,156	1,051,211	1,054,069
Interest-bearing liabilities	1,300,808	1,253,332	1,292,131	1,238,332	1,246,655
Stockholders' common equity	147,836	139,364	145,489	138,234	141,456
Total equity	163,627	155,088	161,272	153,950	157,190

* - Noninterest expense divided by the sum of tax equivalent net interest income plus noninterest income